UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2009

Mattson Technology, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-24838	77-0208119
(State of other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

47131 Bayside Parkway
Fremont, California    94538
(Address of principal executive offices including zip code)

(510) 657-5900
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06.    Material Impairment.

On January 20, 2009 the Mattson Technology, Inc. (the "Company") issued a press release announcing material impairments to goodwill, intangibles and fixed assets. The full text of the Company's press release is attached hereto as Exhibit 99.1

As part of the Company's preparation of its financial statements for the year ended December 31, 2008, the Company has concluded its annual evaluation of the value of its goodwill, long-lived and intangible assets for potential impairment, as required under Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets" and SFAS No. 144, "Accounting for the Impairment of Long-Lived Assets." Based on the results of that evaluation, the Company expects that it will incur material non-cash impairment charges related to its goodwill, intangible assets and fixed assets in the fourth quarter of fiscal 2008. Specifically, the Company expects that it will take a non-cash impairment charge of approximately $18 million against goodwill, $7 million against intangibles and $3 million against fixed assets. The goodwill and intangible assets were derived from previous acquisitions. During the fourth quarter, there was a decline in the revenue forecasts for the wafer fabrication industry, with a corresponding reduction in the Company's market capitalization and revenue projections. These were some of the factors that triggered the impairment of goodwill and intangible assets. Changing technology and market conditions have delayed customer investments in advanced technology nodes resulting in the impairment of fixed assets used in the Company's research and development facility.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits.
Exhibit	Description
99.1	January 20, 2009 Press Release by Mattson Technology, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 20, 2009

Mattson Technology, Inc.

By: /s/ Andy Moring

Andy Moring
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
99.1	January 20, 2009 Press Release by Mattson Technology, Inc. Also provided in PDF format as a courtesy.